UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 9, 2020

SCHMITT INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Oregon	001-38964	93-1151989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2765 N.W. Nicolai Street Portland, Oregon		97210-1818
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (503) 227-7908

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock – no par value	SMIT	NASDAQ Capital Market
Series A Junior Participating Preferred Stock Purchase Rights	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

The information included in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets

On July 9, 2020, Ample Hills Acquisition LLC (“Buyer”), a New York limited liability company and wholly owned subsidiary of Schmitt Industries, Inc., (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”), dated as of June 29, 2020, with Ample Hills Holdings, Inc., a Delaware corporation, Ample Hills Creamery, Inc., a New York corporation, and their subsidiaries (collectively, “Ample Hills”). The transactions contemplated by the Agreement (the “Transactions”) closed on July 9, 2020, the day after a sale order approving the Transactions was entered by the Bankruptcy Court (defined below). The Agreement provided that, upon the terms and subject to the conditions set forth therein, Ample Hills sold, transferred and assigned to Buyer, or one or more of its affiliates, the Acquired Assets (as defined in the Agreement) and Buyer, or one or more of its affiliates, assumed the Assumed Liabilities (as defined in the Agreement) for a purchase of $1.0 million. The Acquired Assets include, among other things, Ample Hills’ equipment, inventory, and all intellectual property, including the names and marks of “AMPLE HILLS” and “AMPLE HILLS CREAMERY” and all derivatives thereof. Pursuant to the Agreement, Buyer also paid an additional approximately $1.0 million to certain landlords of Ample Hills in exchange for the right to assume leases with such landlords. The Transactions were funded by the Company with cash on hand.

The Ample Hills entities are debtors-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. pursuant to voluntary petitions for relief filed under chapter 11 of the Bankruptcy Code on March 15, 2020 in the United States Bankruptcy Court for the Eastern District of New York (the “Bankruptcy Court”). The Transactions were conducted through a Bankruptcy Court-supervised process, subject to Bankruptcy Court-approved bidding procedures, approval of the Transactions by the Bankruptcy Court, and the satisfaction of certain closing conditions.

The Agreement contained certain customary representations and warranties made by each party. Buyer and Ample Hills agreed to various customary covenants, including, among others, covenants regarding the conduct of the Ample Hills businesses prior to the closing of the Transactions and covenants requiring Buyer and Ample Hills to use commercially reasonable efforts to obtain certain third-party and governmental consents, approvals or other authorizations required in connection with the Transactions.

The foregoing description of the Agreement and the Transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01	Other Events

On July 10, 2020, the Company issued a press release announcing the Agreement and completion of the Transactions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

On July 13, 2020, the Company also issued a press release announcing the Company’s decision not to delist its common stock from trading on the Nasdaq Capital Market or terminate the registration of its common stock under the Securities Exchange Act of 1934 as amended (the “Exchange Act”). The Company’s Board of Directors reconsidered such delisting and deregistration and determined that the Company would continue to maintain the registration and listing of its common stock. The Company believes that maintaining such registration and listing will provide it with valuable access to the public capital markets. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated June 29, 2020, by and among Ample Hills Acquisition LLC, Ample Hills Holdings, Inc., Ample Hills Creamery, Inc., and the Ample Hills subsidiaries.*
99.1	Press Release, dated as of July 10, 2020.
99.2	Press Release, dated as of July 13, 2020.

* Schedules and similar attachments to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of all omitted schedules and similar attachments to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHMITT INDUSTRIES, INC.

July 15, 2020	By:	/s/ Jamie Schmidt
Name: Jamie Schmidt
Title: Chief Financial Officer and Treasurer